Exhibit 4.10

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

Agreement for the Provision of Services and Products

which was signed on 14 December 2021

Between	Clalit Healthcare [Chief Executive]

101 Arlozorov St., Tel Aviv

Tel: [***] Fax: [***]

Through the authorized signatories:

Name: Dr. Ehud Davidson ID [***] Position: CEO

Name: Ruth Ralbag ID [***] Position: CFO

(hereinafter: “the Client”)

And	Pulsenmore Ltd.

515139129

8 Omrim St., Bern Building., Omer 8496500

Tel: [***] Fax: [***]

Through the authorized signatories:

Name: Yair Rabinovich ID [***] Position: Chairman of the Board of Directors

Name: Elazar Sonnenschein ID [***] Position: CEO

(hereinafter: “the Supplier”)

Wheras	The Client is one of the largest health organizations in the world and provides medical services To its policyholders (“Insured”) Through faculty in their role (“Clinicians) operating in medical centers and clinics in the community (Insured, clinicians, and information systems staff members who make use of the solution will be defined as follows - “End users”);

Whereas,	The Supplier develops a technological solution which is concerned with the ability to miniaturize the US and the ability to make the test accessible to pregnant women while being able to transfer the test tape to the doctor, online via Company Cloud (hereinafter “Device”) and a software application for smart mobile devices that enables interfacing with devices and the platform and can be downloaded and installed by end users (“App”), and a computerized and internet platform that enables communication and management of communication between various endpoints, including between the devices and cellular devices on which the application is installed, and stations connected to this platform (hereinafter: “Platform”, and together with the devices and the app “Solution”), which will allow the customer’s physicians to access the customer’s computer system to view the test video and the computerized test results from the company’s cloud, for the purpose of Remote physical examination in a lamb meeting – medicine between a doctor and a patient for the purpose of diagnosis; (Hereinafter: “Solution”); For the avoidance of doubt, it should be clarified that the solution is not intended for finding defects and is not used for “systems review”. The solution is used to test the amount of amniotic fluid, fetal movements and heart rate.

Whereas,	The solution will be CE approved During 2019 and thereafter, the Company undertakes to act to obtain the approval of the medical device in the State of Israel;

Whereas,	And for the purpose of examining feasibility/effectiveness/user convenience/reliability etc. – the commissioner will conduct a study which, subject to and after receiving all the required approvals, including the approvals of the Institutional Helsinki Committee of the Ministry of Health, as required in light of the nature of the study, will be conducted under the chairmanship of Prof. Wiznitzer and which will last about ten weeks from the date of granting the approval and is scheduled to begin in March 2019 (“Research”);

Whereas,	and subject to the success of such research as determined by the authorized parties in the commissioner and subject to the receipt of all the regulatory approvals required as mentioned above, Inviting And the power Interested in entering into an agreement with each other for the provision of the Solution subject to and in accordance with the terms of this Agreement and for any valid order of services and products under the Agreement, In order for the Client to be able to provide its policyholders with advanced health services as specified in this Agreement;

Therefore, it was declared that it was agreed upon between the parties as follows:

1.	Introduction and Appendices

1.1.	The preamble to this Agreement and its appendices form an integral part thereof.

1.2.	List of appendices:

Appendix A - Solution Specifications (“Technical Specifications”)

Appendix B - Commercial Terms

Appendix C - Support and Maintenance Principles (“Maintenance Appendix”)

Appendix D - Developed interface tailored to the client

Appendix E - Confidentiality and security of information

Appendix F - Insurance

Appendix G - Product Documents

2.	Interpretation

2.1.	The section headings are provided for the convenience of the reader only, and should not be used in the interpretation of the agreement.

2.2.	In the event of a conflict between a provision of this Agreement and a provision of the Annexes to the Agreement, the provisions of the Agreement shall prevail.

2.3.	Any modification, amendment and/or addition to this Agreement shall not be effective unless made in writing and signed by all parties to this Agreement.

3.	Agreement

3.1.	The Commercial Phase:

3.1.1.	The Client hereby orders 20,000 devices as detailed in Section 4.2 below. For the avoidance of doubt, this obligation will not apply until the Company has provided the Client with all the regulatory approvals required for the purpose of marketing such device, including, but not limited to, the approval of the Medical Device

3.1.2.	Supplier undertakes to provide the Client with the Devices in accordance with the provisions of this Agreement.

3.1.3.	The price to be paid by the Client to the Supplier, including quantity discounts in accordance with the scale of quantities and payment dates, is set out in Appendix Commercial Terms, Appendix B to this Agreement.

4.	Ordering services and products

4.1.	The Client will be entitled, during the term of this Agreement and subject to and in accordance with the provisions of this Agreement, to order from the Supplier devices and services required in connection with the Solution or part thereof, including for the operation, use, training and maintenance of the Solution or part thereof (hereinafter the “Services”). The order of the Services and Devices under this Agreement will be made by means of such written order delivery to the Supplier detailing the services and products required by the Client and the applicable payment in accordance with the terms of this Agreement and as set forth in Appendix B, (hereinafter and above: “Order Services and Products”). Such an order will be valid upon receipt from the Supplier.

4.2.	The Client undertakes to deliver to the Supplier a specific and binding order of 20,000 devices (20,000 devices) (hereinafter: the “First Order”). The first order will be delivered in accordance with the terms of delivery in Appendix B.

4.3.	Payment for the first reservation will be made by the Client on current terms + [***].

4.4.	The Supplier will provide the Products and Services in the manner and time as specified in a valid order and in accordance with the terms of this Agreement. The Supplier declares and undertakes that it has no impediment to the supply of quantities as detailed in the Quantity Scale in Appendix B in accordance with the delivery dates specified in Appendix B.

The Supplier will notify the Client in writing of the receipt of the Order within two business days of its receipt. Maintenance services will be provided in accordance with the instructions of the Maintenance Appendix.

4.5.	Product Returns. The Client will be entitled to return devices supplied to it as part of the first order (including as part of the first or second phase), at the sole discretion of the Client. In the event of such a return of inventory, the Supplier will be obligated to refund to the Client the consideration paid by the Client for these devices, if it has already been paid. If the consideration has not yet been paid, the Supplier will not be entitled to receive the consideration for the quantity of the devices returned by the customer.

4.6.	Without derogating from the aforesaid, it is clarified that the Client shall have the right to return to the Supplier devices that will be supplied beyond the first order as aforesaid, in the event of non-conformity of the devices to the specifications of the device or any other non-conformity or malfunction, provided that it has reported this to the Supplier within [***] business days from the date of discovery of the defect and/or defect and/or malfunction and/or non-conformity. It is clarified that in the event of a defect and/or defect and/or non-conformity that can be discovered from its external packaging of the device and/or the delivery note – the Client will return the damaged and/or damaged devices as aforesaid to the Supplier within [***] business days from the date of receipt of the relevant shipment.

4.7.	Devices returned in accordance with the provisions of Clauses 4.5 and 4.6 above shall be returned by the Client to the Supplier’s place of business, when they are closed in their original packaging, (except in cases where the defect was discovered by the Customer due to the opening of the original packaging) in which they were supplied to the Client, and in return the Supplier shall entitle the Client to the full payment paid to the Supplier for each Device that was returned, subject to compliance with the conditions specified in Section 7.5.2 below. Such credit shall be transferred to the Client under current payment terms of + 60 From the date of actual return of each device.

4.8.	In addition to the aforesaid, in the event that an insured of the Client who purchased a device from it lawfully exercised any right granted to him under the Consumer Protection Law, 5741-1981 and its regulations (including the Consumer Protection Regulations (Cancellation of a Transaction) 5771-2010) (hereinafter (collectively: the “Consumer Protection Law and Regulations”) with respect to the device it purchased, the Client will be entitled to exercise the same right against the Supplier under the same conditions and to the extent to which the said insured exercised the right against it. It is clarified that in the event that an insured returns any device to the Client, the Client will be entitled to exercise the rights of the End User as if it were the End User, and they will count the dates specified by law from the date on which the returned device was delivered to the Client, provided that the device was returned to the Client within the period prescribed in the Consumer Protection Regulations (Cancellation of Transaction) 5771-2010, the Client will be entitled to return the said device to the Supplier Subject to presentation to the Supplier of a written and appropriate reference of the purchase of the device and its date. The collection and replacement of the devices will be done in accordance with the provisions of Appendix C.

4.9.	Clarified and agreed upon, Because a device Returned under sections 4.7 and/or 4.8, direction that is not Matches the order and/or defective and/or Improper shall not be considered as a device ordered and supplied under this Agreement for the purposes of calculating the quantity of devices Purchased under an agreement this It is clarified that the proper products that will be supplied in place of those that are returned will be included in the aforesaid calculation.

4.10.	The provisions of this Agreement shall prevail over any conflicting provisions in any order of services and products, unless expressly stated otherwise in such order.

4.11.	Subject to the Client’s compliance with the terms of this Agreement and the execution of an appropriate order for services and products, the Provider will allow the use of any Device Unit purchased under this Agreement, including access to the Platform, and the possibility of interfacing with an application that can be downloaded by any End User in accordance with the terms of this Agreement, including the terms of the User License (as defined below).

4.12.	It is hereby clarified that in the event of any dispute or conflict between the Provider and the Client (except in the event that the Client has not paid the Provider the consideration for the Devices provided in accordance with the payment terms of this Agreement), and as long as it is not determined by the competent court that the Client has breached the terms of this Agreement, the Provider will be obligated to continue to act in accordance with the terms of this Agreement with respect to the use of the End User Solution that existed at the time the Dispute arose (“the Date of the Dispute”) means the date on which one of the parties notifies the other in writing of such a dispute and/or any notice of its breach) and at any time all of the following conditions are fulfilled and continue to exist:

4.12.1.	The Client has not breached or breached the restrictions imposed on the terms of the License to use the Solution under Section 5.2 below. The Client cooperates in good faith with the Provider for an amicable resolution of the Dispute within a short period of time, including by holding meetings between senior officers of the parties for such resolution.

4.12.2.	In any event, it is clarified that the Provider will not stop operating (and the Service will not be terminated by the Provider in accordance with this section), except subject to the provision of reasonable notice to the Customer, in a manner that will enable it to send an appropriate notification to the End Users and not less than 30 working days.

4.12.3.	The Client does not withhold payments due under this Agreement to the Supplier and all payments are paid in full and on time (without the actual payment constituting a waiver of any claim on the part of the Client or any admission by the Client of any claim).

5.	Using the solution

5.1.	The Supplier hereby grants to the Client a limited, non-transferable, non-assignable license to the Solution and/or any part thereof as follows:

During the period of the Agreement, and subject to the execution of an order for services and products in accordance with the terms of this Agreement and the provisions of Appendix B and the payment of the consideration to the Supplier in accordance with the Agreement, the Client will be entitled to market the devices purchased from the Supplier to its policyholders (including through third parties), and to allow its policyholders direct or indirect access to the Platform through the devices, application or adapted interface (as defined below) in accordance with the terms of this Agreement, including the terms of the User License (as defined below).It is further clarified that the health services provided by the Client to its policyholders through the use of the device and/or the Platform will be provided at the sole responsibility of the Client and the Provider will not have any responsibility in relation to these services.

5.1.1.	It is agreed that if the Client enters with third parties for the purpose of marketing the solution and/or devices purchased by the Supplier to its policyholders, then the Client undertakes (a) to notify the Supplier of the identity of these third parties nearby, and to the extent possible in advance, the commencement of the engagement with them as aforesaid; (b) will ensure that those third parties enter into an agreement with it in which they will be bound for the obligations required to protect the rights of the Supplier in a manner that is not less than those specified in this Agreement and (c) will be liable to the Supplier for any act or omission contrary to the provisions of this Agreement by those third parties in connection with the Solution and/or the Products, as if it were its act or omission.

5.1.2.	Without establishing any obligation to the Client in connection with obtaining the End User’s consent to the End User License and the use of the Solution, it is agreed and clarified that any use of the Device or Platform by an End User who is not a clinician, entails the consent of such End User to the End User License to be determined by agreement between the parties prior to the date of placing the first order who will enable the use of the Solution by the Client and its policyholders in accordance with this Agreement, will not impose any liability or liability on the Client or the Supplier that is not expressly expressed in this Agreement and will be consistent with the provisions of the Agreement and the law (including with respect to the Maintenance Services under this Agreement) (hereinafter: the “User License”). It is clarified that the User License will include reasonable and market-accepted terms of use. The User License will be attached as an addendum to this Agreement after signing the Agreement.

5.1.3.	The Client undertakes that any use of the Device or the Platform by end users who are clinicians will be made in accordance with the terms of this Agreement, including the terms of the User License which will be attached as an addendum to this Agreement after signing. Breach of the User License will be considered a breach by the Client of the terms of this Agreement.

5.1.4.	Without establishing any liability or liability to the Client, it is agreed that all documents to be attached to the Devices by the Supplier (the “Product Documents”) are the Product Documents generally distributed by the Supplier when selling Devices to its customers. The Supplier will notify the Client in writing of changes in the Product Documents and/or the User’s License (as opposed to the Product Documents and/or the User’s License as it is on the date of signing the Agreement) that may adversely affect the Client and/or the service provided to the End Users. It is clarified that such changes will not apply retroactively, but will apply to products that have not yet been supplied to the Client, including products that have been ordered and have not yet been delivered to the Client by the Supplier.

5.1.5.	The product documents and the user license will be in accordance with the provisions of this agreement, including in connection with information security, maintenance and instructions regarding the use of information collected from the end user. The Supplier undertakes to write in the Product Documents and/or the End User License (a) that the use of the Solution will be possible only subject to compliance with the terms of the End User License; (b) An explanation of the Service and the transfer of information about the User thereof. The Client shall be entitled, in coordination with the Supplier, to add, by means of an external sticker or additional wrapping, notices and/or terms that are consistent with this Agreement, and addressed to the End Users, which will apply between the Client and the End Users only.

5.2.	Restrictions and Restrictions. The aforementioned license is conditional on the fulfillment of the following restrictions and restrictions. The Client agrees and undertakes to refrain from acting in a reasonable manner in order to prevent any party acting on its behalf, including clinicians and information systems staff:

5.2.1.	any use of the Solution or any part thereof, which is not expressly permitted under this Agreement;

5.2.2.	any copying, imitation, reverse engineering, modification, disassembly, creation of derivative works of or any part thereof , and investigation and/or discovery of the technology and knowledge underlying the Solution or any part thereof;

5.2.3.	any use of the Solution or any part thereof for unlawful purposes;

5.2.4.	Any use of the Solution or any part thereof in combination with or in combination with other components, whether software or hardware, unless the Supplier has given written authorization for such use.

5.2.5.	any direct or indirect sale or distribution of the Solution or any part thereof outside the State of Israel and/or to non-end users, without derogating from the provisions of this Agreement in clause 7.4.7;

5.2.6.	The inclusion or integration in the Adapted Interface (as defined below) of (a) any malicious or anticipated adverse effect on End Users or the Solution or any part thereof, including viruses, harmful or deceptive routines, any software code that allows remote control or influence on the User or the Solution that is not planned or anticipated under this Agreement, and (b) any software whose integration into the Adapted Interface may impair the Supplier’s ability to commercialize the Solution or any part of it. All unless expressly permitted under this Agreement.

6.	Collaboration & Marketing & Distribution

6.1.	During the term of the agreement, the Client will be entitled to market and sell the devices purchased from the Supplier and the rights to use the Solution, within the framework of the health services that the Client provides to its policyholders through marketing channels available to the Client, including in the Client’s pharmacies, and Clalit Online (Home Delivery or BOXIT).

6.2.	The Supplier will provide the customer with an application that allows a link to the customer’s service platform.

6.3.	The parties will discuss the possibility of co-branding the solution provided to the Client, which will include, inter alia, indicating the name and logo of the Client on the devices. Unless a joint branding as stated above has been agreed in writing, the Client will be entitled to sell and distribute the Solution purchased from the Supplier under the terms of this Agreement, provided that no change is made in the branding, visibility, and design of the Solution, except for the addition of the Customer’s logo and logos as per the to be agreed upon between the parties, on the product packaging. The Client confirms that any logo, logo or name displayed on the packaging of the Product at the request of the Client is its full and exclusive ownership and does not and will not and will not infringe any third party rights, including intellectual property rights.

6.4.	Neither party shall publish or permit the publication of any notice or statement with respect to the results of the engagement under this Agreement, including with respect to the results and evaluation of the services and solution provided by the Provider under this Agreement, unless the prior written approval of the other party is given, except for notices by the Client to its policyholders or the Regulator to the extent required by law , provided that for such notices by law, the notices shall be limited to the minimum information required to comply with the aforesaid legal requirements.

7.	Support & Maintenance Warranty

7.1.	During the term of the Agreement, the Supplier will provide the Customer with full support and maintenance services for the Solution, (hereinafter: “Support and Maintenance Services”) in accordance with the provisions of Appendix C.

7.2.	The foregoing does not derogate from the Supplier’s obligations under the law (including the Consumer Protection Law and Regulations and the Defective Products Liability Law, 5740-1980 (the “Defective Products Law”, according to which it is clarified that the Supplier will be considered the manufacturer of the solution), and in accordance with the other provisions of this Agreement.

7.3.	The Client undertakes to keep and store the devices it purchased from the Supplier that have not yet been supplied to End Users, in proper storage conditions suitable for the storage of electronic medical devices, for a period not exceeding [***] months. If the devices supplied to the Client in the framework of the first order within the aforesaid period have not been sold, the Client shall be entitled to return the Devices to the Supplier in accordance with the provisions of Clauses 4.5 above. It is clarified that the Client will sell the devices to the end users using the first-in-first out method, so that a product supplied to it first will be sold first to the end user, and so on.

7.4.	The Client undertakes: (a) to provide the policyholders with thorough instruction regarding how to operate and use the device by a certified instructor / doctor, subject to receipt of guidance from the Company. (b) To provide an end user who is a medical team member with the Provider or by a medical staff member who has been authorized to do so by the Provider. (c) that only those who undergo dedicated training with the Supplier will provide a response at the technical center on behalf of the customer.

7.5.	Warranty

7.5.1.	The Supplier undertakes that at the time of delivery of any device to the Customer, the device will be compatible with the characteristics of the Product. The Supplier undertakes to replace any device in which a discrepancy is discovered between the Device and the characteristics of the Product (hereinafter: “Fault”) subject to the following conditions: (a) the fault was discovered during the warranty period as defined below; (b) The device in which the fault was discovered was returned to the Supplier; (c) The malfunction was not caused by any of the following reasons:

7.5.1.1.	Any act or action of the Client or the End User in violation of the product documents, the user license and/or the manufacturer’s instructions;

7.5.2.	In the event of a malfunction/defect discovered by the end user:

7.5.2.1.	If the malfunction/defect was discovered before activating the device (activation is done in the Clalit app):

7.5.2.1.1.	In the event that it is an external or mechanical defect, a fracture or corrosion, or if the device is not working properly – the power supply will replace the device.

7.5.2.2.	If the defect/malfunction was discovered after activation:

7.5.2.2.1.	In the event that according to an inspection performed by the Supplier on the device, it is an external or mechanical defect, a breakage or corrosion - the device will not be replaced and the customer will not receive a refund for this device, even in the event that the device is returned by the end user to the customer.

7.5.2.3.	In the event that according to an inspection performed by the Supplier on the device, the device has stopped working or there is a hardware malfunction – the Supplier will replace the device.

7.5.3.	Without derogating from the Supplier’s obligations towards the end users, including by law, it is agreed that the warranty period for each device will be for 18 months from the date of delivery to the customer and in any case no more than 9 months from the date of first operation of the device (hereinafter: the “Warranty Period”).

7.5.4.	During the warranty period, the Supplier will repair malfunctions and provide services at its own expense in accordance with the maintenance appendix. For the avoidance of doubt, it is hereby clarified that the Supplier will bear all expenses involved in the implementation of this section, including expenses in manpower, materials, and components.

7.5.5.	Maintenance instructions consistent with this Agreement and the law (including those describing the Supplier’s liability and the manner in which the End User’s rights are exercised) shall be written in the Product Documentation by the Supplier.

7.5.6.	With respect to any malfunctioning device (including any of its components) delivered by the Client to the Supplier (for which the Supplier’s liability applies) in accordance with the provisions of this Agreement or law, the Supplier shall be entitled, subject to the law, to choose between repairing the Appliance or replacing it with a working Device, all at the Supplier’s expense.

7.5.7.	Use outside the State of Israel. It is hereby clarified that this Agreement does not deal with and does not allow the use of the Solution or any part thereof outside of Israel, including by end users. Insofar as the parties are interested in allowing such use outside the State of Israel, this will be discussed and agreed upon between the parties in a separate written agreement. It is clarified that the temporary use of devices purchased by the Client’s policyholders outside of Israel of the devices purchased in Israel is not under the control of the Client and will not be considered a violation of this section by the Client.

8.	Parties’ Statements

8.1.	The Supplier declares and warrants that:

8.1.1.	It owns all rights in all respects whatsoever required for the provision of the services, knowledge, information (including training materials), and the products under this Agreement (including the Solution (with its components), and the product documents, and that their use under this Agreement and the technical specifications is free and permitted and there is no impediment whatsoever, including with respect to patent rights, trade secrets, any copyright, intellectual property rights or any other right of any third party, which prevents or may prevent or delay the use of the Solution, in whole or in part, or which may derogate the rights of the Client under this Agreement.

8.1.2.	(a) has the knowledge, experience, means, manpower, equipment and accessories necessary for the provision of the Services as required by this Agreement; (b) that it will act in accordance with any law, including the Consumer Protection Law and Regulations and the Defective Products Law.

8.1.3.	Subject to the compliance of the Client and the End Users with the terms of this Agreement and the license terms relevant to the Solution activity, the Solution (with its components) will operate in accordance with the technical specifications. The Supplier and the Client undertake to notify each other in any case that non-compliance of the Solution with the technical specifications is discovered.

8.1.4.	is not precluded, whether contractually or by law, from producing and delivering the Services and Solution (including its components) and the User License and Product Documents, under this Agreement for the purposes stated therein, and that he must provide and have all the necessary permits and approvals necessary for him and which he is responsible for obtaining under this Agreement) for the purpose of providing the Solution and the Services as stated in this Agreement;

8.1.5.	The Services, the Solution (including its components), the license to use and the Product Documents, and the use of any of them as provided under this Agreement (a) does not infringe any law or right (including intellectual property right) of any party; (b) In connection with any of them, the Client and/or the End User shall not have any obligation to pay any amount to a third party for the purpose of obtaining any license or for any other purpose (other than the obligation of the End User and the Client to pay the provider of their communication and computing infrastructures).

8.2.	The Client declares that:

8.2.1.	is not precluded, whether contractually or by law, from ordering and receiving the Services and Products under this Agreement;

8.2.2.	she Undertakes to comply with the terms and restrictions set forth in this section 5 And in the section 7 above and that She knows and she agrees License granted under this Agreement is subject to its compliance with this obligation.

8.2.3.	In receiving and using the Services and Products, you will act in accordance with the relevant law and law.

8.2.4.	It has and will have all the necessary permits and approvals, including from the end users, to provide healthcare through the solution and vendor.

9.	Information Security, Confidentiality & Privacy

9.1.	Confidentiality.

9.1.1.	“Confidential Information” means any information, data and/or know-how, provided by one party (and/or anyone on its behalf) to the other party (including by way of allowing viewing), relating to that party and/or its customers and/or in connection with the activities, programs, technologies and business of a party to this Agreement, any information owned by such party, and any other information, including documents, contracts, financial data and other data, Whether or not such information is expressed in a physical product, whether oral, written, graphic, printed, visual, machine-readable or otherwise, whether or not it has been marked as “confidential information” or in any other way, including processes, techniques, methods, perceptions, systems, inventions, plans, formulas, diagrams, data, images, computer programs, prototypes, models, research materials, development or experiments (including development and experiments in the process), work processes, functions, features, products, samples, designs, product plans, economic and business information, personal information, customer lists, suppliers and consumers, ideas, production processes, product development ideas, existing and developed technologies, marketing information, test and evaluation results, tests, as well as professional secrets or documents as well as samples or parts of the above. It is hereby clarified that the commercial terms of this Agreement are confidential information of the parties and no party shall be entitled to disclose them without the consent of the other party, provided that neither party shall be prevented from disclosing them in the framework of due diligence in connection with investment, merger or acquisition transactions, under an obligation to maintain appropriate confidentiality. Notwithstanding the foregoing, confidential information shall not include:

9.1.1.1.	public information, except if information has become public as a result of a breach of this Agreement;

9.1.1.2.	Information that you receive by the recipient of the information from a third party, who, in the opinion of the recipient, does not owe a duty of confidentiality to the disclosing party regarding such information;

9.1.1.3.	Information that is proven by written documents that was known to the recipient of the information prior to the date of disclosure or was created thereafter independently and without any reference to or use of the other party’s confidential information.

It is agreed that (1) identifying information (as defined below); and (2) information unique to the Client (provided that it is not in the public domain and/or known to the public in the fields of information security) received by the Supplier from the Client will be considered confidential information of the Client and that the aforementioned exceptions will not apply to identifying information.

Each side I hereby agree and warrant that the and/or anyone on his behalf shall maintain complete confidentiality, shall not disclose or disclose to any person and/or body any They will take out Strengthen all information secret of the Counterparty and/or part thereof, of any kind and at any stage, except for disclosure to third parties as is necessary in order to fulfill their part of this Agreement, provided that any disclosure of confidential information to such third party shall be under a written non-disclosure agreement whose terms Are More lenient than stated in the section 9.1 This. Supplier will work according to Provisions of the Confidentiality and Security of Confidentiality and Information Security attached hereto as Appendix E. Each party shall be liable in respect of any breach by such third parties תנאי This clause is as if it had been carried out by him. Each party shall protect the confidential information of the other party by taking security measures identical to the security measures taken by that party in order to protect and maintain its own confidential information, and in any case shall take no less than reasonable security measures.

9.1.2.	This section shall not prevent any party from disclosing confidential information that is required by Israeli law to disclose to any person or authority, provided thatif it is required by law or by a court decision or a competent authority, as aforesaid, to provide the information and/or any part thereof, directly or indirectly, the party required to disclose shall notify the other party immediately and in writing before providing any information (to the extent that this is possible in accordance with the provisions of the law). the court and/or the competent authority), and the other party will be entitled to act at its own expense in order to defend myself against and oppose such demand (without derogating from compliance with the provisions of the law, the court and/or the competent authority by the party required to do so).

9.1.3.	Upon termination or termination of this Agreement for any reason, each party shall return to the other any document and/or other material embodying confidential information of the other party, including all copies of such material in its possession, and each party shall also delete any such material from any magnetic or optical means in its possession, in such a manner that it shall not remain in its possession any document or information relating to the other party and its customers, notwithstanding the aforesaid. The Company may retain one copy in support of any confidential information related to the execution of this Agreement in order to (a) comply with the requirements of the law and/or (b) defend against claims and/or proceedings on behalf of the Client, the Supplier, the End Users and/or any regulatory or other authority, in connection with this Agreement and/or the activity under it. Subject to the aforesaid, with respect to this copy, all confidentiality obligations under this Agreement will continue to apply without time limit.

9.1.4.	The parties’ obligations under this section will remain in effect indefinitely, whether or not this Agreement is in effect.

9.2.	Privacy.

Unless the Client has received written consent to this from the End User, it is clarified and agreed between the parties that the Client undertakes not to transfer and will not allow the Provider to provide access to information and personal data regarding End Users by which such End Users can be identified (“Identifying Information”). The Supplier undertakes not to collect or gain access to such identifying information unless the Supplier has received explicit authorization in accordance with the law from the subject of such information. Subject to the foregoing, content information (as defined below) will be accessible and collected by the Provider, only for the purpose (and to the extent necessary) to provide the Solution and provide the Services under this Agreement to the Client under its instructions.

The Client will bear sole responsibility for the retention of the identifying information received by the Client directly from the End Users, to the extent that there is no involvement of the Provider and/or its systems in the transfer of such information.

10.	Databases

10.1.	Further to the provisions of Section 9.2 above, all identifying information about End Users will be kept in the possession of the Client, and the Supplier will not be allowed any access to this information.

10.2.	It is clarified that the transmission (the tape recorded by the device in the hands of the clinician) will be done by transferring encoded information to the client’s servers, with the encoding key being in the hands of the customer’s authorized entities. The transmission will be attributed to the end user according to the serial number of the device, in accordance with the customer’s records, and any such cross-checking will be carried out by the customer alone. It is also clarified that the transmission will be carried out to the customer’s servers and will not be associated with a specific clinician, so that the provider will not have the ability to cross-check the information collected by the device with identifying information available with the customer.

10.3.	It is clarified that notwithstanding the aforesaid, the Supplier will be provided with information regarding the end users that are not identifying or enabling identification information according to the serial number of the device, such as the age of the insured, gestational age (week, days), pregnancy number, origin (“Statistical Information”).

10.4.	The Supplier will be entitled to retain the statistical information transferred to it in the framework of this Engagement, and to make any use of it as it deems appropriate (subject to the provisions of Section 11.2 below), except for cross-referencing the statistical information with the identifying information held by the Client. The Supplier will be solely responsible for the establishment of a database and its registration to the extent that the establishment of such a database is required by law

11.	Intellectual Property

11.1.	Except with respect to the ownership of the hardware components in the devices purchased and for which the Supplier has received full consideration under this Agreement, and whose use is made in accordance with the User License, and to the extent that the parties have not otherwise agreed to order services and products, all rights in the Solution, any part thereof, any work derived from the Solution, and/ or any insightful knowledge deriving from it and/ or in all services provided to the Client under this Agreement, including all intellectual property rights and developments thereof, are now and will be the sole property of the Supplier in the future, and this Agreement does not give the Client any right therein other than the right to market the Solution and sell it in accordance with the terms of this Agreement.

11.2.	As long as more than [***]% of the statistical information used by the Supplier is the information of the ordering customers, the Supplier will not market the information to third parties and will not use it other than for the purposes of this Agreement and any such use will require the prior written consent of the Client. If more than [***]% of the statistical information used by the Supplier is the information of customers who are not customers of the Client – the Supplier will be entitled to make any use of the information it wishes without any need for the Client’s approval, and the Client will have no claim or demand in this regard.

11.3.	Without derogating from section 11.1, as between the parties, any Identifiable Information, including information entered through end users or the inviter (“Content Information”), is information owned by the Client, and the Supplier is not entitled to do in the information These are all uses, Except as required to provide services and products according to this Agreement.

11.4.	It is hereby clarified and agreed that the Client will be entitled to make any use it deems appropriate of all the data of its policyholders collected through the Solution in accordance with its rights under the law, including commercial and/or research and/or other use, without any additional consideration to the Supplier.

12.	The Reward

12.1.	In exchange for the provision of the services and products by the Supplier under this Agreement to the Customer, the Client will pay the Supplier the consideration specified in the order of valid services and products (the “Consideration”), together with VAT as required by law under current conditions of [***].

12.2.	An amount that was not paid by the Client on time and [***] days have passed from the date of payment will bear an interest rate of [***]% per month linked to the Consumer Price Index published each month starting from the first day of pro-rata. In other words, if there are [***] days of delay, for example, the number of days in arrears will be calculated according to a monthly interest rate of [***]%, all linked to the price index published once a month (hereinafter: the “Agreed Compensation”).

12.3.	Unless otherwise provided in a valid service and product order or in accordance with the terms of this Agreement, Supplier will issue the Customer an appropriate tax invoice subject to the entry into force of such order, and not before all of the devices that are the subject of the order have been provided to the orderer. All invoices received from the Supplier by the Client shall be paid in full on an ongoing condition within [***] days of their receipt by the Client (subject to the supply of the Devices). In the case of a service order divided into delivery batches, the Supplier will issue an invoice to the Client with each delivery batch.

12.4.	The consideration does not include taxes or any fees and levies payments. Each party will bear income tax imposed on it in respect of its income. In addition to the payment of the consideration, the Client will pay the Supplier the amount of VAT resulting from the consideration according to the law, which is specified in the invoice that the Supplier will submit to the Client, and the Supplier will be responsible for transferring this amount to the Tax Authority.

12.5.	It is agreed between the parties that the consideration constitutes full payment for all services and products ordered under a relevant order of services and products, and that the Client shall not be required to pay any additional payment in connection with the receipt of services and products expressly specified in such order, provided that the provisions of the order comply with the terms of this Agreement.

13.	Term of the Agreement

13.1.	This Agreement shall enter into force immediately upon the fulfillment of the following terms:

13.1.1.	Approval by the Supplier’s Board of Directors to enter into this Agreement;

13.1.2.	Signing of the Agreement by the authorized signatories of the Client and the Supplier

13.1.3.	Successful completion of the study, in accordance with the criteria for success set out in the study protocol and obtaining the approval of the medical device.

13.2.	This Agreement shall be effective upon the fulfillment of the terms set forth in Section 13.1 (the “Commencement Date”), and unless terminated earlier in accordance with the provisions of this Section 13, shall remain in effect for 24 months (the “First Agreement Term”). After the expiration of the first term of the Agreement, the Client may renew this Agreement fortwo additional periods of 12 months each (the “Renewal Period”) by giving written notice to the Supplier not less than 60 days prior to the expiration of the First Agreement Period. If the agreement is not renewed as aforesaid, the agreement will expire at the end of the relevant agreement period.

13.3.	Notwithstanding the aforesaid, each of the parties shall be entitled, at its sole discretion while giving written notice to the other party, to immediately terminate the Agreement in any of the following cases, without prejudice to any right and/or remedy it may have under any law:

13.3.1.	A temporary or permanent foreclosure has been imposed or any execution action has been taken with respect to the Counterparty’s assets, in whole or in part, and the said foreclosure or action has not been stopped and/or completely removed within 45 days of its execution.

13.3.2.	A temporary or permanent receiver or temporary or permanent liquidator has been appointed for the assets of the opposing party, and the receivership order has not been revoked within 30 days from the date on which it was issued.

13.3.3.	The opposing party has made a decision to liquidate voluntarily, or a request for liquidation has been filed against it, or a liquidation order has been issued against it, or has reached a compromise or arrangement with its creditors, in whole or in part, or has approached its creditors in order to obtain an extension or a compromise or for an arrangement with them in accordance with Section 233 of the Companies Ordinance (New Version), 5743-1983.

13.3.4.	In any case where the other party has violated any provision of this Agreement, and such breach has not been corrected within 30 days from the date on which written notice of the breach was given to the breaching party.

13.4.	Each party shall be entitled to terminate this Agreement without cause or reason, by means of nine months’ prior written notice to the other party (the “Advance Notice”). During the inviting notice period, you will not sell devices to end users.

13.5.	Termination of the Agreement and its Effect.

13.5.1.	In the event of termination of the Agreement: (a) all license rights granted by the Provider in this Agreement will expire, (b) the Provider will disconnect the Client from the Platform and disconnect from the Adapted Interface, (c) all orders for services and products that have not yet been delivered on the Termination Date will be cancelled except in relation to the Devices (i) in which the Client has committed to End Users and (d) the Client will be entitled to return to the Supplier Devices that remain in the Client authority’s inventory, which were supplied to it as part of the first order and have not yet been sold to end users on the date of termination of the agreement, within 30 days from the date of termination of the agreement, and will not be obligated to pay the consideration (and will be entitled to receive a refund) for these devices that were returned in good condition and in their original packaging as stated to the Supplier’s place of business as stated in clause 4.7 above. (e) the Supplier shall be released from all its obligations under this Agreement except as otherwise expressly provided under this Agreement or except for obligations which by their nature continue to apply after the termination of the Agreement, including, but not limited to, the Supplier’s obligations under the warranty period, (f) all consideration payments required under this Agreement, including for orders for products and services submitted to the Supplier prior to the termination of the Agreement as set forth in subsection (c) above of this Section (subject to their actual supply); that have not yet been paid on the date of termination of the agreement will be liable to pay in accordance with the provisions of the agreement, (g) and the customer will be prohibited from making any use of the solution.

14.	Liability and Indemnification

14.1.	Responsibility

14.1.1.	Without derogating from its liability under any law (including towards the End Users), the Supplier is liable to the Client (a) for any breach of this Agreement and/or the law by it and/or anyone on its behalf; (b) For any damage and/or malfunction and/or loss and/or breakdown caused to the Client due to a negligent act or omission of the Supplier and/or its employees and/or anyone acting on its behalf, the non-compliance of the Solution and/or the Services and/or any part thereof with the technical specifications, or due to the Supplier’s breach of the Agreement.

14.1.2.	Without derogating from section 13.1.1, it is clarified and agreed that the Supplier does not provide any medical services to any person, that the Solution and the Supplier’s services provided under this Agreement constitute only a tool for the provision of medical services by the Client to its policyholders. It is hereby clarified that the discretion regarding the suitability of the use of the solution to the condition and/or medical need of the insured (such as the urgency of providing medical treatment, the consequences of providing a clinical diagnosis and/or incorrect medical treatments) is not the responsibility of the Supplier and that the solution is not intended to provide emergency medical treatments or life support treatments.

14.1.3.	Notwithstanding anything contained in this Agreement, Supplier shall not be liable for any damages, costs, and expenses arising from: (i) the Client Marks contained in the Customized Interface, (ii) any medical treatment, recommendation, diagnosis, and prognosis given or avoided by or because of the Solution, provided that the Solution complies with the technical specifications; (iii) from any content or anamnesis uploaded to the Solution by the End User or the Client, provided that the Solution complies with the technical specifications; and (iv) from the Client’s breach of the terms of this Agreement or by the End Users of the terms of the User License applicable to them; to the extent such damages, costs, and expenses do not arise from the act or omission of the Supplier in violation of the terms of this Agreement.

14.1.4.	The Client will bear sole responsibility for any damage and/or injury and/or loss to the body, which may be caused or caused to the End User as a result of a medical diagnosis and/or prognosis that will be given or avoided by means of the solution that will be provided to the Insured through and/or in connection with the Solution, and the Client exempts the Supplier from any such liability, provided that such damage is not related to and/or derives from the non-conformity of the device and/or the solution to the technical specifications.

14.1.5.	Indemnification and Liability

14.1.6.	The Supplier undertakes to defend its account, and to indemnify the Client against any claim or claim and for any liability, liability, payment or expense (including administrative expenses, legal expenses and attorney’s fees) incurred by the Client and which were ruled against the Client in a competent court of law, due to a third-party claim arising from the Supplier’s breach of its declarations or its obligations under this Agreement and/or in respect of any of the grounds detailed 14.1.1, provided that the Client has notified the Supplier of a demand and/or claim, etc., immediately upon receipt of them, in order to enable the Client to defend its rights and to enable it to manage the claim at its discretion and in cooperation with the Client, and at the request of the Supplier, will also assist the Supplier in its defense and coordinate the defense with it (provided that it will not be required to bear any payment or expense for this purpose).

14.1.7.	The Client will be liable to the Supplier for any claim or claim and for any liability, liability, payment or expense, which has been ruled against the Supplier in a competent court, due to the End Users’ claim against the Supplier for damages caused to them as a result of a medical diagnosis and/or prognosis that will be given or avoided through the Solution by the Client and not as a result of a malfunction/defect in the device that is the responsibility of the Supplier.

14.1.8.	Notwithstanding the aforesaid, it is clarified that neither party shall be entitled to enter into a settlement with any third party regarding a claim or claim against the other party without the written consent of the other party, if the settlement includes an admission of guilt by the other party or if it does not remove from the other party all liability for such claim.

14.2.	Limitation of Liability

14.2.1.	Notwithstanding the foregoing, Supplier shall not be liable, and the Client shall hold Supplier liable for damage arising from: (i) the Client’s use of the Solution or any part thereof in conjunction with or in conjunction with any other software or hardware (other than attachments expressly permitted in this Agreement or for which Supplier has given written consent); (ii) the characteristics or usability of the Client’s systems, provided that Supplier has complied with the terms of this Agreement in installing the relevant Solution components; (iii) from the design by the Client of any adjustment, services provided under this Agreement or a change in the Solution, the interface to the Client’s, or of the deployment and installation of the Solution Components, made at the request of the Client; or (iv) any adjustment, modification or amendment made to the Solution, the Client’s system interface, or the deployment and installation of the Solution Components, other than by Supplier or anyone on its behalf or with the consent of Supplier which is detailed in writing. Notwithstanding the foregoing, the Client shall not be liable to the Supplier for any damage resulting from the use made by a third party of the Solution not in accordance with this Agreement, provided that an action not in accordance with this Agreement does not result from the Client’s act or omission in violation of the terms of this Agreement.

14.2.2.	Except in connection with breach of confidentiality, invasion of privacy, and personal injury under this Agreement, in no event shall either party be liable for loss of revenue, loss of profits, business interruption, or any indirect, special, punitive, or consequential damages (including claims brought by customers of customers) caused by the performance or non-performance of such party’s obligations under this Agreement, or the provision of the products or services under this Agreement, their performance or use, whether for breach of contract, breach of warranty, strict liability, negligence or any other reason whatsoever, provided that no party shall be liable in the event that the damages are caused by the act or omission of the other party in breach of its obligations under this Agreement or in contravention of any law.

14.2.3.	Except in connection with a breach of the duty of confidentiality, breach of the duty of privacy under this Agreement, personal injury, malicious damage, infringement of intellectual property rights, by either party, Supplier’s obligation to indemnify for damages under this Agreement, and the Client’s breach of its obligations under Section 5.2 and its subsections of this Agreement (the “Excluded Liabilities”), in no event shall either party be liable in the amount of US$[***] and in connection with the excluded liabilities. Neither party shall be liable in the amount of US$[***].

15.	Insurances

15.1.	Without derogating from its liability under this Agreement, the Supplier undertakes to prepare and maintain insurances in connection with the provision of the Solution and the provision of the Services under this Agreement, as detailed in Appendix E. The insurance provider shall provide confirmation of the existence of such insurances at the request of the Client.

15.2.	Without derogating from the liability of the Client under this Agreement, the Client undertakes to prepare and maintain for the entire period of the engagement under this Agreement, professional medical liability insurance covering its liability and those acting on its behalf under this Agreement. This insurance will be extended to indemnify the supplier for its liability for the acts and/or omissions of the Client and/or those acting on its behalf.

16.	Relationship of the Parties

16.1.	The Supplier and the Client expressly and without any reservation declare and confirm that the relationship between them is solely a relationship between an independent contractor and the Company, with all that this entails regarding liability and liabilities under any law. It is agreed and declared between the parties that the employees of each party and their contractors are not employees of the other party and that the order of the services under this Agreement and/or the supply of any From the Products from the Services under this Agreement, you will not create an employee-employer or contractual relationship, supplier-client relationship, or any other relationship between the employees or contractors of any party (including clinicians) and the other party. Without derogating from the generality of the aforesaid, each party shall be solely responsible for complying with all provisions and/or requirements of the law in relation to its employees.

16.2.	Each party shall be liable to the other party for any act or omission of any of its employees and/or service providers (such as subcontractors and consultants) in connection with this Agreement as if it were the act or omission of that party, pursuant to this Agreement, and any breach of the provisions of this Agreement by its employees and/or service providers of either party shall be considered a breach by that party and each party shall be liable to its own employees and contractors (including, Regarding the Client – Clinicians) in connection with this Agreement without any of the parties having direct liability, whether contractual or tort and/or otherwise, to the employees or contractors of the other party (including clinicians) in connection with this Agreement and/or the supply of any of the products and/or services under it.

17.	miscellaneous

17.1.	Transfer of rights. Neither party may transfer, assign or convey its rights or obligations under this Agreement to any third party. Notwithstanding the provisions of this section, the Supplier shall be entitled to assign its rights and obligations under this Agreement to the purchaser of the majority of the Supplier’s share capital and written notice shall be given to the Client with (but not before) the said assignment, and in any event prior to the provision of public notice by the Supplier, provided that this shall not prejudice any rights of the Client under the Agreement. including the level of service guaranteed to it in the agreement.

17.2.	Non-exclusivity. It is hereby clarified that this Agreement does not constitute a grant of the exclusive right to the Client or the Supplier.

17.3.	jurisdiction. Any matter arising from this Agreement shall be heard only in the courts of the City of Tel Aviv-Jaffa in accordance with the law in force in Israel, but without giving effect and without applying the rules of choice of law therein.

17.4.	Cooperation. Each party to this Agreement undertakes to reasonably assist the other party in performing the obligations under this Agreement; and if such assistance involves a financial expense, such expense shall be borne by the party requesting assistance, subject to its prior written approval.

17.5.	Failure to enforce does not infringe on rights. The failure of a party to this Agreement to enforce its rights does not constitute a waiver of such rights or the right to sue for remedies for their breach, and it will not prevent enforcement of the provisions of this Agreement at the request of that party at a later date for that breach or any other breach of the Agreement, and will not hear a claim of delay or inhibition against a party seeking to enforce its rights as aforesaid.

17.6.	Offset and Delay. The parties mutually waive any claim and the right of offset and/or lien, whether existing or future, and will not be entitled to deduct from each other any amount in any claim, nor will they be entitled to delay the delivery and/or return of any possession as collateral for a debt claim.

17.7.	The completeness of the agreement. The parties agree that this Agreement and its appendices constitute the full and exclusive expression of the agreement between the parties, superseding any previous proposals or agreements, whether oral or written, and any communication and other engagement between the parties relating to the subject matter of this Agreement and its appendices. Such prior correspondence and engagements shall not be admissible as evidence.

17.8.	Effectiveness of the Agreement Despite Invalidity of Certain Provisions. If a competent court finds that a clause or clauses of this Agreement or parts of a clause or clauses are invalid or void or cannot be enforced, this shall not prejudice the remaining parts of this Agreement, which shall remain valid and binding for all intents and purposes.

17.9.	Notices. Notices in connection with this Agreement shall be sent by registered mail or facsimile or delivered by hand, in accordance with the responses of the parties set forth above (or as modified hereinafter), and each notice shall be deemed to have been received on the following dates: one business day after delivery, if delivered by hand; one business day after the date of dispatch against confirmation of shipment, if sent by facsimile; or upon the lapse of five business days from the date on which it was delivered for shipment; If sent by registered mail. Each party reserves the right, by notice given in accordance with the provisions of this Section, to change its address and the address for sending copies of this Agreement.

[This page was deliberately left blank; signatures on the next page]

[Signature page for the agreement for the provision of services and products]

And as proof, the parties came to the signatory

Clalit Health Services		Pulsenmore Ltd.

By:	Dr. Ehud Davidson	By:	Yair Rabinovich
	CEO		Chairman of the Board of Directors

Signature:	/s/ Dr. Ehud Davidson	Signature:	/s/ Yair Rabinovich

By:	Ruth Ralbag	By:	Dr. Elazar Sonnenschein
	CFO		CEO

Signature:	/s/ Ruth Ralbag	Signature:	/s/ Dr. Elazar Sonnenschein

Date:	14 December 2021	Date:	14 December 2021

Appendix A - Solution Specifications (“Technical Specifications”)

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Appendix B - Commercial Terms

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Appendix C - Support and Maintenance Principles (“Maintenance Appendix”)

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Appendix D - Developed interface tailored to the client

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Appendix E - Confidentiality and security of information

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Appendix F - Insurance

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Appendix G - Product Documents

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